EXHIBIT 99.1

Contact:	Andy Albert/John Patenaude Nashua Corporation 847-318-1710/603-880-2145	Judy Brennan/Rich Coyle Citigate Sard Verbinnen 212-687-8080

NASHUA REPORTS SECOND QUARTER 2003 RESULTS

     NASHUA, N.H., July 30, 2003 — Nashua Corporation (NYSE: NSH), a premier manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the second quarter ended June 27, 2003.

Net sales for the second quarter of 2003 were $72.4 million, compared to $70.9 million for the second quarter of 2002. Gross margin for the second quarter of this year was $13.4 million, or 18.5%, compared to $14.9 million, or 21.0%, a year earlier. Nashua reported pretax income of $0.2 million in the second quarter compared to $1.8 million in the second quarter of 2002. Net income was $0.1 million in the second quarter, or $0.02 per share, compared to $1.1 million, or $0.19 per share, in the second quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.5 million for the second quarter of 2003 and $4.0 million for the second quarter of 2002.

For the six months ended June 27, 2003, Nashua reported net sales of $139.6 million, compared to $135.4 million in the first half of 2002. Gross margin for the first half of 2003 was $26.0 million, or 18.6%, compared to $27.4 million, or 20.2%, for the prior year period. Pretax income for the first six months of 2003 was $0.5 million, compared to $2.0 million in the first half of 2002. The Company reported net income of $0.3 million, or $0.05 per share, in the first half of 2003, compared to $1.2 million, or $0.21 per share, during the same period a year ago. EBITDA was $5.0 million for the first half of 2003 and $6.6 million for the same period in 2002.

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Commenting on the Company’s second quarter performance, Andrew Albert, Chairman, President and Chief Executive Officer of Nashua, said, “Nashua recorded an increase in sales compared to a year ago; however, oversupply in the marketplace is creating challenging conditions, and margins in each of our three business segments are lower this year compared to last year due largely to the effects of competitive pricing pressures.

“Nashua is successfully coping with extremely difficult market conditions, and I believe that our results are consistent with industry trends. Overall, our performance has benefited from continuous cost containment initiatives and contributions from our recent strategic acquisitions. During the second quarter, we recorded expenses of approximately $400,000 relating to staff reductions at the corporate level and in the Specialty Paper segment’s converting business. These measures are expected to reduce costs by approximately $1.6 million on an annualized basis,” said Albert.

“Going forward, we plan to continue to reduce costs and leverage our financial position to make investments or acquisitions that offer us a competitive advantage by complementing our current offerings or enabling Nashua to increase plant utilization. When the economy and market conditions improve, our lower cost platform should provide us with significant leverage to improve returns,” Albert stated.

Business Segment Highlights Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, had sales in the second quarter 2003 of $25.9 million, gross margin of $3.9 million, or 15.0%, and pretax income of $1.1 million. Sales in the second quarter of 2002 were $25.9 million, gross margin was $4.8 million, or 18.4%, and pretax income was $1.6 million.

“Sales in our Label segment were flat compared to the second quarter of last year, as pricing pressures continued to increase in this segment,” said Albert. “Our results were again aided by the acquisition of The Label Company, which was completed in the first quarter of 2003. Given the prevailing weak market conditions, the Label segment is performing reasonably,

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however during the second half of the year, staff and material cost reductions, productivity improvements, and the addition of new value added products will be important factors in increasing our margin and improving our earnings in this segment. We have implemented changes that we expect will enable us to achieve these goals.”

Nashua’s Specialty Paper segment, which includes the paper coating and converting business and is the Company’s largest business segment, had sales of $42.8 million in the second quarter of 2003 compared to $39.2 million in the prior-year period. Gross margin for the quarter was $8.5 million, or 19.9%, compared to $8.5 million, or 21.8%, a year ago. Pretax income for the second quarter of 2003 was $1.7 million compared to $2.1 million for the same period in 2002.

Albert said, “As with our Label segment, our performance in Specialty Paper has been aided by the positive contributions of our strategic acquisitions in 2002 of Computer Imaging Supplies, a maker of proprietary security products designed to prevent Point of Sale retail fraud, and certain assets of Dietzgen LLC, which has enhanced our large format converting capabilities, which are used in the architectural, engineering and construction markets.

“However, the industry is now in the fifth consecutive year of falling prices, and while our unit volumes are increasing, revenues and margins are under pressure,” said Albert. “Abundant supply is driving strong competition in this segment, and our margins and pretax income both declined from a year ago. The principal industries serviced by our Specialty Paper segment include the airline, hotel and entertainment segments, which continue to be adversely impacted by soft demand, and the retail sector, which also continues to show weakness.

“In this difficult environment, we’ve cut costs and broadened our product lineup through acquisitions that have given us margin-enhancing offerings in higher growth areas. We plan to continue to focus on costs, client service and new product offerings to strengthen our Specialty Paper performance. If current positive sales trends continue, the Specialty Paper segment should have an improved second half,” said Albert.

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Nashua’s Imaging Supplies, or Toner, segment had sales in the second quarter of 2003 of $5.6 million compared to $6.2 million in the prior-year period. Gross margin for the quarter was $1.0 million, or 17.8%, compared to $1.6 million, or 25.3%, in the second quarter of 2002. Toner had a pretax loss in the second quarter of $76,000 compared to pretax income of $0.4 million a year ago.

“As with our other business segments, competition in Toner is intense,” said Albert. “Also, lower sales of Ricoh-compatible toners and delayed introductions of new products created an under absorption of production costs. Going forward, we plan to continue to cut costs wherever possible and work to increase volumes through customer acquisitions and new product introductions which should enable our Toner segment to return to profitability.”

Guidance

In discussing the expectations for the remainder of 2003, Albert said, “As indicated in the past, our expected results are based on sales level which are particularly difficult to predict under the current market conditions. If we achieve annual sales in the range between $285 million and $290 million, we now expect net income for the year 2003 to be between $2.0 million, or $.35 per share, and $2.2 million, or $.38 per share.

Use of Non-GAAP Measures

EBITDA is presented as supplemental information that management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the

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presentation here may not be comparable to other similarly titled measures of other companies.

About Nashua

Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue and profitability projections. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates,” “predict” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

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Second Quarter 2003 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended June 27 and June 28, respectively	Three Months		Six Months
In thousands, except per share amounts (Unaudited)	2003	2002	2003	2002

Net sales	$72,431	$70,885	$139,624	$135,408
Cost of products sold	59,010	56,016	113,605	108,019

Gross margin	$13,421	$14,869	$26,019	$27,389
Gross margin %	18.5%	21.0%	18.6%	20.2%
Selling, distribution and administrative expenses	12,158	11,836	23,495	22,937
Research	607	822	1,316	1,601
Loss from equity investment	118	21	140	21
Interest expense, net	340	408	629	802
Net gain on curtailment of post-retirement plans	—	—	(47)	—

Income before income taxes	198	1,782	486	2,028
Income tax provision	80	708	192	811

Net income	$118	$1,074	$294	$1,217

Basic earnings per share:
Net income per common share	$0.02	$0.19	$0.05	$0.21

Average common shares	5,862	5,779	5,845	5,737

Diluted earnings per share:
Net income per common share assuming dilution	$0.02	$0.18	$0.05	$0.21

Average common and potential common shares	6,003	5,848	5,983	5,803

Second Quarter 2003 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	June 27	December 31
Dollars in thousands	2003	2002

Assets
Cash and cash equivalents	$902	$1,085
Accounts receivable	30,790	29,918
Inventories	21,516	20,434
Other current assets	5,492	4,985

Total current assets	58,700	56,422
Plant and equipment, net	42,521	42,369
Goodwill, net of amortization	31,406	29,462
Intangibles, net of amortization	1,880	1,672
Other assets	16,339	16,263

Total assets	$150,846	$146,188

Liabilities and Shareholders’ Equity
Accounts payable	$18,697	$17,931
Accrued expenses	12,660	15,230
Current maturities of long-term debt	2,075	2,000
Current maturities of notes payable	250	250

Total current liabilities	33,682	35,411
Long-term debt	29,175	23,000
Notes payable	960	1,210
Other long-term liabilities	24,463	24,549

Total long-term liabilities	54,598	48,759
Common stock and additional capital	20,328	20,074
Retained earnings	53,669	53,375
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(11,431)	(11,431)

Total shareholders’ equity	62,566	62,018

Total liabilities and shareholders’ equity	$150,846	$146,188

Second Quarter 2003 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION

Periods ended June 27 and June 28, respectively	Three Months		Six Months
In thousands (Unaudited)	2003	2002	2003	2002

Net income	$118	$1,074	$294	$1,217
Add back:
Interest expense, net	340	408	629	802
Income tax provision	80	708	192	811
Depreciation on fixed assets	1,858	1,773	3,680	3,635
Amortization of intangible assets	117	81	242	89

Earnings before interest, taxes, depreciation and amortization	$2,513	$4,044	$5,037	$6,554

Second Quarter 2003 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended June 27 and June 28, respectively	Three Months		Six Months
Dollars in thousands (Unaudited)	2003	2002	2003	2002

NET SALES
Label Products	$25,857	$25,867	$49,082	$48,936
Specialty Paper Products	42,849	39,206	81,640	75,038
Imaging Supplies	5,642	6,230	$11,684	12,289
Reconciling Items:
Eliminations	(1,917)	(418)	(2,784)	(886)
Other(a)	—	—	2	31

Net sales	$72,431	$70,885	$139,624	$135,408

PRETAX INCOME
Label Products	$1,110	$1,649	$2,575	$2,610
Specialty Paper Products	1,677	2,063	2,293	3,345
Imaging Supplies	(76)	426	(18)	691
Reconciling Items:
Other income(a)	(1)	(4)	(1)	4
Unallocated corporate expenses	(2,172)	(1,944)	(3,781)	(3,820)
Interest expense, net	(340)	(408)	(629)	(802)
Net gain on curtailment of post-retirement plans	—	—	47	—

Total pretax income	$198	$1,782	$486	$2,028

Depreciation and amortization	$1,975	$1,854	$3,922	$3,724

Investment in plant and equipment	$1,196	$1,075	$2,291	$1,740

(a)	Represents other operating activity which falls below the quantitative threshold for a reportable segment.